UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 21, 2014

COMPUWARE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)
Registrant’s telephone number, including area code (313) 227-7300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

On October 21, 2014, Compuware Corporation (“Compuware”) issued a press release announcing that Compuware has determined the final distribution ratio relating to Compuware’s previously announced distribution of an aggregate 31,384,920 shares of Covisint Corporation (“Covisint”) common stock on October 31, 2014, the distribution date, as a pro rata dividend on shares of Compuware common stock, and on shares of Compuware common stock deliverable under restricted stock units relating to Compuware common stock (“RSUs”), outstanding at the close of business on the record date of October 20, 2014.  Based on the number of Compuware shares outstanding and shares deliverable under RSUs as of the record date, holders of Compuware common stock will receive 0.14025466 shares of Covisint common stock in the distribution with respect to each outstanding share of Compuware common stock they own at the close of business on the record date, and holders of RSUs will receive 0.14025466 shares of Covisint common stock in the distribution with respect to each share of Compuware common stock deliverable under the RSUs they hold at the close of business on the record date.  A copy of the press release announcing the final distribution ratio is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On October 21, 2014, Compuware will begin mailing to its shareholders an Information Statement describing its pending distribution to Compuware’s shareholders of the common stock of Covisint.  The Information Statement contains a description of Covisint, as well as a description of the distribution and certain U.S. federal income tax consequences of the distribution.  The Information Statement is attached hereto as Exhibit 99.2.

Item 9.01: Financial Statements and Exhibits

   (c) Exhibits.

99.1	Press Release, dated October 21, 2014.

99.2	Information Statement, dated October 21, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: October 21, 2014	By:	/s/ Joseph R. Angileri
	Name:	Joseph R. Angileri
	Title:	Chief Financial Officer